Exhibit 99.1

InfoSpace Statement Pertaining to Section 16-b Judgment

BELLEVUE, Wash.— Aug. 22, 2003—InfoSpace, Inc. (Nasdaq:INSP) today announced that on August 22, 2003, the United States District Court for the Western District of Washington entered judgment in Dreiling v. Jain, et al. in the total amount of $247 million against Naveen Jain, the Company’s former chairman and chief executive officer.

On May 14, 2003, the Court had granted plaintiff’s motion for summary judgment in this case holding that the Jain defendants had engaged in short-swing trading in violation of Section 16(b) of the Securities Exchange Act of 1934.

This suit was brought by a private party on behalf of InfoSpace and, as such, any damages paid by the Jain defendants will go to the Company. The Company does not control the direction or ultimate outcome of the matter.

The Court’s order may be appealed by the Jain defendants and the outcome of any appeal is inherently uncertain. Accordingly, InfoSpace cannot at this time determine with any certainty the amount, if any, or timing, of any payment that may be required to be made by the Jain defendants to the Company.

About InfoSpace, Inc.

InfoSpace, Inc. (Nasdaq:INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements relating to the litigation that are subject to certain risks and uncertainties and actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include the inherent uncertainty of litigation and appeals. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.